APYX MEDICAL CORPORATION
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Apyx Bulgaria EOOD	Bulgaria
Apyx China Holding Corp.	Delaware